EXHIBIT 10.7

Farm Credit of Southwest Kansas, ACA (PCA/FLCA)
1606 East Kansas Avenue, PO Box 2509
Garden City, Kansas 67846
620/275-4281
Fax 620/273-0432


February 19, 2003



Fred Raybourn
Western Feed Mills, Inc.
PO Box 596
Cedar Vale KS 67024

Dear Mr. Raybourn:

It was nice to visit with you on the telephone yesterday. It sounds as though you are at the inception of a very exciting project.

I am writing to you for the purpose of confirming our conversation as it pertains to the possible financing of your Dairy venture. I do realize in dealing with a venture of this size, costs and numbers change, but based on a project that would cost $20,000,000 to complete and an initial capitalization of $10,000,000, resulting in borrowed funds of $10,000,000, Farm Credit would be extremely interested in providing financing or any lesser amount that would match equity raised. I would also confirm with this type of initial capitalization and a lesser maintenance capitalization, our Association would be willing to waive personal guarantees.


I hope that I have addressed your main areas of concern. We as an Association look forward to discussing further details of your Dairy financing. I think you will find that we would be able to put together a financing package designed for your needs at an attractive interest rate.

I look forward to hearing from you in the future. If you have questions, please call.

Sincerely,

/s/


Mark Anderson
Executive Vice President

MA:cj